UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2007

Genelabs Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

California	0-19222	94-3010150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Penobscot Drive, Redwood City, California		94063
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (650) 369-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of the Annual Bonus Plan

On August 10, 2007, the Board of Directors of Genelabs Technologies, Inc. (the "Company"), approved an Annual Bonus Plan (the "Plan"), which provides for cash bonuses to employees of the Company and its wholly-owned subsidiaries that meet certain performance goals as will be established in the future by the compensation committee of the Company (the "Committee"). Pursuant to the Plan, for each calendar year, or other performance period as designated by the Committee, the Committee shall establish in writing, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount of bonus compensation payable to each participant under the Plan if and to the extent that the performance goals are attained. Performance goals shall be based on certain objectives of the Company as a whole or any of its subsidiaries, operating divisions or other operating units set by the Committee, including, but not limited to: budget and finance, business development and commercial operations, development, or research objectives. In addition, performance goals may be based upon a participant's attainment of specific objectives set for that participant's performance by the Company. The Committee, after the end of each performance period, shall approve the aggregate bonus pool payable to eligible participants and in its sole discretion increase, decrease or eliminate the amount of any participant's bonus as it deems appropriate in order to reflect the participant's performance or unanticipated factors.

The foregoing summary of the Plan is subject to, and qualified in its entirety by, the Annual Bonus Plan attached to this Current Report on Form 8-K as Exhibit 99.1, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Genelabs Technologies, Inc. Annual Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genelabs Technologies, Inc.

Date: August 15, 2007	By:	/s/ James A.D. Smith
	Name:	James A.D. Smith
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Genelabs Technologies, Inc. Annual Bonus Plan.